Exhibit 10.1
AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 11, 2011, by and among SHELTER PROPERTIES II, a South Carolina limited partnership (“SP II”), AIMCO SP II MERGER SUB LLC, a Delaware limited liability company (the “Aimco Subsidiary”), and AIMCO PROPERTIES, L.P., a Delaware limited partnership (“Aimco OP”).
     WHEREAS, Shelter Realty II Corporation, the corporate general partner of SP II (“Shelter Realty”), has determined that the Merger (as defined below) of the Aimco Subsidiary with and into SP II, with SP II as the surviving entity, is advisable and in the best interests of SP II and its partners; and
     WHEREAS, Aimco OP, attorney in fact for the individual general partner of SP II, has determined that the Merger of the Aimco Subsidiary with and into SP II, with SP II as the surviving entity, is advisable and in the best interests of SP II and its partners; and
     WHEREAS, Aimco OP, the sole member of the Aimco Subsidiary, has determined that the Merger of the Aimco Subsidiary with and into SP II, with SP II as the surviving entity, is advisable and in the best interests of the Aimco Subsidiary and its member; and
     WHEREAS the Board of Directors of AIMCO-GP, Inc., the general partner of Aimco OP (“AIMCO-GP”), has determined that the Merger of the Aimco Subsidiary with and into SP II, with SP II as the surviving entity, is advisable and in the best interests of Aimco OP and its partners; and
     WHEREAS, the parties desire to enter into this Agreement to evidence the terms, provisions, representations, warranties, covenants and conditions upon which the Merger will be consummated.
     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the adequacy, sufficiency, and receipt of which are hereby acknowledged, SP II, the Aimco Subsidiary and Aimco OP hereby agree as follows:
          Section 1. The Merger. Subject to the terms and conditions set forth herein, the Aimco Subsidiary shall be merged with and into SP II (the “Merger”), and SP II shall be the surviving entity of the Merger (the “Surviving Entity”). The Merger will have the effects specified in this Agreement, Article 12 of the South Carolina Uniform Limited Partnership Act, as amended (the “SCULPA”), and section 18-209 of the Delaware Limited Liability Company Act, as amended (the “DLLCA”).
          Section 2. General Partners. Shelter Realty will be the corporate general partner of the Surviving Entity, and Aimco OP will be the attorney in fact for the individual general partner of the Surviving Entity.
          Section 3. Certificate. As soon as practicable after the approval of this Agreement by a majority in interest of the limited partnership interests of SP II (each, a “SP Unit” and, collectively, the “SP Units”), SP II shall cause to be filed articles of merger with respect to the Merger (the “Articles of Merger”) with the Office of the Secretary of State of the State of South Carolina pursuant to section 33-42-2120 of the SCULPA and a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Office of the Secretary of State of the State of Delaware pursuant to section 18-209 of the DLLCA. The Merger shall become effective at such time as the Articles of Merger have been accepted for record by the Secretary of State of the State of South Carolina and the Certificate of Merger has been accepted for record by the Secretary of State of the State of Delaware (the “Effective Time”).
          Section 4. Limited Partnership Agreement. The certificate and agreement of limited partnership of SP II as in effect immediately prior to the consummation of the Merger (the “Partnership Agreement”), shall be the certificate and agreement of limited partnership of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable law. The general partners and each limited partner of the Surviving Entity shall have the rights under, be bound by and be subject to the terms and conditions of, the Partnership Agreement, as a general partner or limited partner, as applicable.

          Section 5. Treatment of Interests in SP II.
          (a) Limited Partners’ Interests.
               (i) In connection with the Merger and in accordance with the procedures set forth in Section 5(a)(iii) hereto, each SP Unit outstanding immediately prior to the Effective Time and held by limited partners of SP II, except SP Units held by limited partners who have perfected their appraisal rights pursuant to Exhibit A hereto, shall be converted into the right to receive, at the election of the limited partner, either (x) $350.64 in cash (the “Cash Consideration”) or (y) a number of partnership common units of Aimco OP calculated by dividing $350.64 by the average closing price of Apartment Investment and Management Company common stock, as reported on the NYSE, over the ten consecutive trading days ending on the second trading day immediately prior to the Effective Time (the “OP Unit Consideration” and, together with the Cash Consideration, the “Merger Consideration”).
               (ii) Notwithstanding Section 5(a)(i), if Aimco OP determines that the law of the state or other jurisdiction in which a limited partner resides would prohibit the issuance of partnership common units of Aimco OP in that state or jurisdiction (or that the registration in that state or other jurisdiction would be prohibitively costly), then such limited partner will only be entitled to receive the Cash Consideration for each SP Unit.
               (iii) Aimco OP shall prepare a form of election (the “Election Form”) describing the Merger and pursuant to which each limited partner of SP II will have the right to elect to receive either the Cash Consideration or the OP Unit Consideration (subject to Section 5(a)(ii)). Aimco OP shall mail or cause to be mailed an Election Form to each limited partner, together with any other materials that Aimco OP determines to be necessary or prudent, no later than ten (10) days after the Effective Time. An election to receive the Cash Consideration or the OP Unit Consideration shall be effective only if a properly executed Election Form is received by Aimco OP or its designees prior to 5:00 p.m., New York time on the day that is thirty (30) days after the mailing of such Election Form by Aimco OP. If a limited partner fails to return a duly completed Election Form within the time period specified in the Election Form, such holder shall be deemed to have elected to receive the Cash Consideration. In addition, each limited partner that resides in a state or other jurisdiction that Aimco OP determines would prohibit the issuance of partnership common units of Aimco OP (or in which registration would be prohibitively costly) will be deemed to have elected the Cash Consideration. SP II, the Aimco Subsidiary and Aimco OP agree that limited partners shall have the right to revoke any election made in connection with the Merger at any time prior to the expiration of the time period stated in the Election Form. Aimco OP and Shelter Realty, by mutual agreement, shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of Election Forms and the issuance and delivery of the Merger Consideration, as applicable.
          (b) General Partners’ Interests. Each genera partnership interest of SP II outstanding immediately prior to consummation of the Merger shall remain outstanding and unchanged, with all of the rights set forth in the Partnership Agreement.
          Section 6. Treatment of Interests in Aimco Subsidiary. The entire membership interest in the Aimco Subsidiary immediately prior to the Effective Time shall be converted into one thousand (1,000) SP Units of the Surviving Entity.
          Section 7. Appraisal Rights. In connection with the Merger, the holders of SP Units immediately prior to the Merger shall have the appraisal rights set forth in Exhibit A hereto.
          Section 8. Covenants. Aimco OP agrees to pay for, or reimburse SP II for, all expenses incurred by SP II in connection with the Merger. Aimco OP agrees to pay cash or issue and deliver common units of Aimco OP to the former holders of SP Units, in accordance with Section 5(a) of this Agreement.
          Section 9. Conditions to the Merger.
          (a) The Merger shall not occur unless and until the Merger has been approved or consented to by a majority in interest of SP Units.

          (b) Notwithstanding any provisions of this Agreement to the contrary, none of the parties hereto shall be required to consummate the transactions contemplated hereby if any third-party consent, authorization or approval that any of the parties hereto deem necessary or desirable in connection with this Agreement, or the consummation of the transactions contemplated hereby, has not been obtained or received.
          Section 10. Tax Treatment. The parties hereto intend and agree that, for Federal income tax purposes, (i) any payment of cash for SP Units shall be treated as a sale of such SP Units by such holder and a purchase of such SP Units by Aimco OP for the cash so paid under the terms of this Agreement in accordance with the guidelines set forth in Treas. Reg. Sections 1.708-1(c)(3) and 1.708-1(c)(4), and (ii) each such holder of SP Units who receives cash explicitly agrees and consents to such treatment. Furthermore, the parties hereto intend and agree that, for Federal income tax purposes, (x) any exchange of SP Units for partnership common units of Aimco OP under the terms of this Agreement shall be treated in accordance with Sections 721 and 731 of the Internal Revenue Code of 1986, as amended, and (y) each such holder of SP Units who accepts partnership common units of Aimco OP explicitly agrees and consents to such treatment. Any cash and/or partnership common units of Aimco OP to which a holder of SP Units is entitled pursuant to this Agreement shall be paid only after the receipt of a consent from such holder that, for Federal income tax purposes, the receipt of cash and/or partnership common units of Aimco OP shall be treated as described in this Section 10.
          Section 11. Further Assurances. From time to time, as and when required by the Surviving Entity or by its successors and assigns, there shall be executed and delivered on behalf of the Aimco Subsidiary such deeds and other instruments, and there shall be taken or caused to be taken by the Aimco Subsidiary all such further actions, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Entity the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Aimco Subsidiary, and otherwise to carry out the purposes of this Agreement, and the officers and directors of Shelter Realty are fully authorized in the name and on behalf of Aimco Subsidiary or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.
          Section 12. Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the consummation of the Merger with respect to any of the terms contained herein.
          Section 13. Abandonment. At any time prior to consummation of the Merger, this Agreement may be terminated and the Merger may be abandoned without liability to any party hereto by any of the Aimco Subsidiary, Aimco OP or SP II, in each case, acting in its sole discretion and for any reason or for no reason, notwithstanding approval of this Agreement by any of the members of the Aimco Subsidiary, the partners of SP II or the general partner of Aimco OP.
          Section 14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the conflict of law provisions thereof.
          Section 15. No Third-Party Beneficiaries. No provision of this Agreement is intended to confer upon any person, entity, or organization other than the parties hereto any rights or remedies hereunder, other than the appraisal rights given to holders of SP Units pursuant to Section 7.
          Section 16. Address. The address of the principal place of business of the Surviving Entity will be: 55 Beattie Place, PO Box 1089, Greenville, South Carolina 29602.

          IN WITNESS WHEREOF, SP II, the Aimco Subsidiary and Aimco OP have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

SHELTER PROPERTIES II
By:	Shelter Realty II Corporation,
its Corporate General Partner

By:	/s/ Derek McCandless
	Name:	Derek McCandless
	Title:	Senior Vice President and Assistant General Counsel

By:	AIMCO Properties, L.P.,
its Individual General Partner

By:	AIMCO-GP, Inc.,
its General Partner

By:	/s/ Derek McCandless
	Name:	Derek McCandless
	Title:	Senior Vice President and Assistant General Counsel

AIMCO SP II MERGER SUB LLC
By:	AIMCO Properties, L.P.,
its Sole Member

By:	AIMCO-GP, Inc.,
its General Partner

By:	/s/ Derek McCandless
	Name:	Derek McCandless
	Title:	Senior Vice President and Assistant General Counsel

AIMCO PROPERTIES, L.P.
By:	AIMCO-GP, Inc.,
its General Partner

By:	/s/ Derek McCandless
	Name:	Derek McCandless
	Title:	Senior Vice President and Assistant General Counsel

[Signature Page — Merger Agreement of SP II]

EXHIBIT A
Appraisal Rights of Limited Partners
          Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Agreement and Plan of Merger, dated as of February 11, 2011 (the “Merger Agreement”), by and among Shelter Properties II, a South Carolina limited partnership (“SP II”), AIMCO SP II Merger Sub LLC, a Delaware limited liability company (the “Aimco Subsidiary”), and AIMCO Properties, L.P., a Delaware limited partnership (“Aimco OP”). In connection with the Merger, limited partners of SP II shall have the following appraisal rights:
          (a) Any limited partner who holds SP Units on the effective date of the Merger who has not consented to the merger (the “Nonconsenting Limited Partners”) and who has otherwise complied with paragraph (b) hereof shall be entitled to an appraisal by arbitration of the fair value of the Nonconsenting Limited Partner’s SP Units. This arbitration shall be conducted in Denver, Colorado, in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators selected by Aimco OP. Any arbitration award shall be appealable in the Federal District Court located in Denver, Colorado.
          (b) Within 10 days after the effective date of the Merger, Aimco OP shall notify each of the Nonconsenting Limited Partners of the consummation of the Merger, the effective date of the Merger and that appraisal rights are available for any or all SP Units held by Nonconsenting Limited Partners, and shall include in such notice a copy of this Exhibit. Such notice shall include an Election Form pursuant to which Nonconsenting Limited Partners may elect an appraisal by arbitration of the fair value of their SP Units pursuant to paragraph (a) hereof. Any limited partner who holds SP Units on the effective date of the Merger and who has not consented to the Merger shall be entitled to receive such notice and may, within 30 days after the date of mailing of such notice (such 30th day being the “Election Deadline”), demand from Aimco OP the appraisal of his or her SP Units by making the appropriate election in the Election Form in accordance with the instructions thereto. Each completed Election Form must be delivered to the address, and within the time period, specified in the instructions to the Election Form. If a Nonconsenting Limited Partner fails to properly complete an Election Form or return it to the correct address within the specified time period, such Nonconsenting Limited Partner shall be deemed to have elected not to seek an appraisal of his or her SP Units, and will be deemed to have elected the Cash Consideration.
          (c) At any time prior to the Election Deadline, any Nonconsenting Limited Partner who has made a demand for appraisal of his or her SP Units shall have the right to withdraw his or her demand for appraisal and to accept the Cash Consideration payable pursuant to the Merger Agreement. Nonconsenting Limited Partners who wish to withdraw their demands must do so in writing delivered to AIMCO Properties, L.P., c/o Eagle Rock Proxy Advisors, LLC, by mail at 12 Commerce Drive, Cranford, New Jersey, 07016, or by fax at (908) 497-2349. At any time prior to 20 days after the Election Deadline, any Nonconsenting Limited Partner who has complied with the requirements of subsections (a) and (b) hereof, upon written request, shall be entitled to receive from Aimco OP a statement setting forth the aggregate number of SP Units with respect to which Nonconsenting Limited Partners have made demands for appraisal and the aggregate number of holders of such SP Units. Such written statement shall be mailed to the Nonconsenting Limited Partner within 10 days after such Nonconsenting Limited Partner’s written request for such a statement is received by Aimco OP or within 20 days after the Election Deadline, whichever is later.
          (d) Upon the submission of any such demand by a Nonconsenting Limited Partner, Aimco OP shall, within 40 days after the Election Deadline, submit to the arbitration panel a duly verified list containing the names and addresses of all Nonconsenting Limited Partners who have demanded payment for their SP Units and with whom agreements as to the value of their SP Units have not been reached with Aimco OP. The arbitration panel shall give notice of the time and place fixed for the hearing of such demand by registered or certified mail to Aimco OP and to the Nonconsenting Limited Partners shown on the list at the addresses therein stated. The forms of the notices shall be approved by the panel, and the costs thereof shall be borne by Aimco OP.
          (e) At the hearing on such demand, the panel shall determine the Nonconsenting Limited Partners who have become entitled to appraisal rights hereunder.

          (f) After determining the Nonconsenting Limited Partners entitled to an appraisal, the panel shall appraise the SP Units, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the panel shall take into account all relevant factors. Unless the panel in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge), as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. Upon application by Aimco OP or by any Nonconsenting Limited Partner entitled to participate in the appraisal proceeding, the panel may, in its discretion, proceed with the appraisal prior to the final determination of the Nonconsenting Limited Partners entitled to an appraisal. Any Nonconsenting Limited Partner whose name appears on the list submitted by Aimco OP pursuant to paragraph (d) hereof may participate fully in all proceedings until it is finally determined that such Nonconsenting Limited Partner is not entitled to appraisal rights hereunder.
          (g) The panel shall direct the payment of the fair value of the SP Units, together with interest, if any, by Aimco OP to the Nonconsenting Limited Partners entitled thereto. Payment shall be so made to each such Nonconsenting Limited Partner upon the receipt by Aimco OP of the written consent from such Nonconsenting Limited Partner that, for federal income tax purposes, the issuance of cash for the SP Units shall be treated as a sale of the SP Units by the owner and a purchase of such SP Units by Aimco OP for the cash consideration so paid under the terms of the Merger Agreement in accordance with the guidelines set forth in Treas. Reg. Sections 1.708-1(c)(3) and 1.708-1(c)(4).
          (h) The costs of the proceeding may be determined by the panel and taxed upon the parties as the panel deems equitable in the circumstances. Upon application of a Nonconsenting Limited Partner, the panel may order all or a portion of the expenses incurred by any Nonconsenting Limited Partner in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the interests entitled to an appraisal.
          (i) From and after the effective date of the Merger, no Nonconsenting Limited Partner who has demanded appraisal rights as provided in paragraph (b) hereof shall be entitled to vote such SP Units for any purpose or to receive payment of distributions on such interests (except distributions payable as of a record date prior to the effective date of the Merger); provided, however, that if such Nonconsenting Limited Partner shall deliver to AIMCO Properties, L.P., c/o Eagle Rock Proxy Advisors, LLC, by mail at 12 Commerce Drive, Cranford, New Jersey, 07016, or by fax at (908) 497-2349, a written withdrawal of such Nonconsenting Limited Partner’s demand for an appraisal and an acceptance of the Cash Consideration payable pursuant to the Merger Agreement, either as provided in paragraph (c) hereof or thereafter with the written approval of Aimco OP, then the right of such Nonconsenting Limited Partner to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding before the panel shall be dismissed as to any Nonconsenting Limited Partner without the approval of the panel, and such approval may be conditioned upon such terms as the panel deems just.